Exhibit 99.01
Eastman Announces First-Quarter 2026 Financial Results

KINGSPORT, Tenn., April 30, 2026 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2026 financial results.

•Delivered strong sequential sales volume/mix improvement of >10 percent in specialty businesses
•Implementing ~$500 million of price increases across the portfolio to offset substantial raw material and distribution inflation
•Leveraging our integrated U.S.-based assets and global reach to be a reliable supplier to our customers amid a dynamic global environment
•On track with methanolysis facility revenue acceleration and ~$30 million of incremental earnings
•Drove 240 basis points of sequential adjusted EBIT margin improvement through improved sales volumes and disciplined price-cost management
•Maintained strong momentum towards key financial priorities, including year-over-year earnings growth, our $125 million to $150 million of cost savings and our cash flow targets

(In millions, except per share amounts; unaudited)	1Q2026	1Q2025
Sales revenue	$2,177	$2,290
Earnings before interest and taxes ("EBIT")	188	302
Adjusted EBIT*	200	311
Earnings per diluted share	0.93	1.57
Adjusted earnings per diluted share*	1.09	1.91
Net cash used in operating activities	(137)	(167)

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“We delivered a solid first quarter that was in line with our expectations for both earnings and cash flow,” said Mark Costa, Board Chair and CEO. “I am proud of the way we took immediate steps to position our company to create opportunities and navigate yet another significant disruption in our industry. As global markets reacted to the conflict in the Middle East, the Eastman team quickly took decisive actions to secure supply for crucial raw materials, adjust prices where necessary, and partner with our customers to help them navigate this uncertainty. Sales volume/mix increased 10 percent sequentially as demand improved due to normal seasonality and reduced caution from customers after year-end inventory management. Altogether, volumes built momentum through the end of the quarter and continue to be strong. We also made solid progress in the commercial ramp up of the Kingsport methanolysis facility and remain on track for our operational and financial goals.”

Corporate Results 1Q 2026 versus 1Q 2025

Sales revenue decreased 5 percent as 4 percent lower sales volume/mix and 4 percent lower selling prices were offset by a 3 percent favorable foreign currency exchange impact.

Lower sales volume/mix was primarily driven by customer inventory destocking in the acetate tow product line as well as continued weak underlying demand for consumer discretionary end markets. Lower selling prices were due to lower raw material prices and continued weak commodity market conditions in Chemical Intermediates.

EBIT decreased due to lower spreads in Chemical Intermediates, lower sales volume/mix in Fibers, lower asset utilization in Advanced Materials, and increased energy costs across our businesses resulting from Winter Storm Fern. These factors were partially offset by the benefits of continued cost-reduction initiatives and recognition of an expected refund for tariffs paid under the International Emergency Economic Powers Act.

Segment Results 1Q 2026 versus 1Q 2025

Advanced Materials – Sales revenue decreased 1 percent due to 4 percent lower selling prices partially offset by a 3 percent favorable foreign currency exchange impact.

Selling prices declined due to lower raw material prices. Sales volume/mix was unchanged as strong growth in specialty plastics was offset by weakness in performance films due to a soft automotive aftermarket.

EBIT decreased primarily due to substantially lower asset utilization driven by differences in building inventory last year and reducing inventory this year. Price-cost was also modestly lower. These factors were partially offset by continued cost-reduction initiatives.

Additives & Functional Products – Sales revenue increased by 1 percent due to a 4 percent favorable foreign currency exchange impact, partially offset by 2 percent lower selling prices and 1 percent lower sales volume/mix.

Lower selling prices were primarily driven by cost-pass-through contracts. Lower sales volume/mix was primarily due to lower demand for coatings additives in the building and construction end market and a few discontinued products, partially offset by growth in pharma and aviation.

EBIT was relatively unchanged due to a favorable foreign currency exchange impact, mostly offset by modest price declines.

Fibers – Sales revenue decreased by 22 percent due to 19 percent lower sales volume/mix and 3 percent lower selling prices.

Lower sales volume/mix was driven by continued customer inventory destocking in acetate tow and the impact of the conflict in the Middle East, resulting in some reduced customer shipments. Textiles sales volume/mix was also lower due to continued weakness in the underlying end market. Lower selling prices were due to modestly lower contract pricing compared to 2025.

EBIT declined due to substantially lower sales volume/mix, lower price-cost due to modestly lower selling prices and higher energy costs, and lower asset utilization.

Chemical Intermediates – Sales revenue decreased by 9 percent due to 7 percent lower selling prices and 3 percent lower sales volume/mix, partially offset by a 1 percent favorable foreign currency exchange impact.

In January and February, lower selling prices and lower sales volume/mix were driven by continued weak commodity market conditions compared to the prior-year period. In March, the Middle East conflict began to tighten market conditions for some olefin and derivative products.

EBIT decreased due to lower spreads, partially offset by continued cost reduction initiatives.

Cash Flow

In first quarter 2026, cash used in operating activities was $137 million versus $167 million in first quarter 2025. Inventory increased to prepare for large, planned shutdowns in second quarter 2026. The company returned $96 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2026 include payment of the quarterly dividend, capital expenditures, and share repurchases while maintaining our solid investment-grade balance sheet.

2026 Outlook

Commenting on the outlook for full-year 2026, Costa said: “The Middle East conflict is a significant disruption for our industry, which is likely to create net upside to our earnings. Compared to January, the most visible change is in Chemical Intermediates, where tightening market conditions are quickly and substantially improving margins. In our specialty businesses, we are raising prices to offset higher raw material and distribution costs and offset those costs as we go through the year. We also see potential volume/mix upsides where our U.S. asset footprint enables security of supply for our customers. Of course, we don’t know how long this conflict will last and what impact it might have on consumer demand. For now, we are planning for stable demand compared to 2025 in our consumer discretionary end markets, except for automotive, which we expect will decline by low-single-digits. In this context, we continue to focus on what we can control and actions that we can take to consistently serve the market with our advantaged North American assets. We expect meaningful growth from our innovation-driven growth model, led by new wins in our Renew product lines produced at our Kingsport methanolysis facility. We remain on track to reduce costs by between $125 million and $150 million, net of inflation, and are maintaining disciplined capital expenditures by spending approximately $400 million this year. We also continue to expect tailwinds from lower shutdown expense, improved asset utilization, and favorable foreign currency exchange rates. When putting all of these factors together, we remain confident we can significantly improve earnings in 2026 versus 2025. On cash, the inflationary environment is putting pressure on working capital. We see a pathway for operating cash flow to approach 2025 levels while recognizing that this pathway is narrowing in the current environment.

“Looking specifically at the sequential second-quarter outlook, we expect tailwinds from improved sales volume/mix in Advanced Materials and, to a lesser extent, Additives & Functional Products, as well as substantial spread improvement in Chemical Intermediates. We expect specialty price increases to keep pace with higher raw material and distribution costs through the quarter. Headwinds include approximately $45 million of costs from planned maintenance. When putting these factors together, we project second-quarter adjusted EPS to be in the range of $1.70 to $1.90.”

The second-quarter 2026 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other post-retirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. See the reconciliation tables presented in this release for a detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on May 1, 2026, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on April 30, 2026. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 402297. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, May 1, 2026, through 11:59 p.m. Eastern Time, May 10, 2026, Toll Free at +1 (866) 813-9403, passcode 531385.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 13,000 people around the world and serves customers in more than 100 countries. The company had 2025 revenue of approximately $8.8 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 30, 2026

For Eastman Chemical Company First Quarter and Full Year 2026 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2026	2025
Sales	$2,177	$2,290
Cost of sales (1)	1,746	1,723
Gross profit	431	567
Selling, general and administrative expenses	178	182
Research and development expenses	60	67
Asset impairments, restructuring, and other charges, net	9	9
Other components of post-employment (benefit) cost, net	(17)	(1)
Other (income) charges, net	13	8
Earnings before interest and taxes	188	302
Net interest expense	52	49
Earnings before income taxes	136	253
Provision for income taxes	29	70
Net earnings	107	183
Less: Net earnings attributable to noncontrolling interest	—	1
Net earnings attributable to Eastman	$107	$182

Basic earnings per share attributable to Eastman	$0.93	$1.58
Diluted earnings per share attributable to Eastman	$0.93	$1.57

Shares (in millions) outstanding at end of period	114.3	115.5
Shares (in millions) used for earnings per share calculation
Basic	114.2	115.2
Diluted	115.0	116.5
(1)First quarter 2026 includes inventory adjustment charges of $3 million related to the closure of a production line at a German performance films facility in the Advanced Materials ("AM") segment.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2026	2025
Sales by Segment
Advanced Materials	$715	$719
Additives & Functional Products	739	733
Chemical Intermediates	495	545
Fibers	225	288
Total Sales by Segment	2,174	2,285
Other	3	5
Total Eastman Chemical Company	$2,177	$2,290

Fourth Quarter
(Dollars in millions, unaudited)	2025
Sales by Segment
Advanced Materials	$656
Additives & Functional Products	662
Chemical Intermediates	418
Fibers	234
Total Sales by Segment	1,970
Other	3
Total Eastman Chemical Company	$1,973

Table 2B – Sales Revenue Change

	First Quarter 2026 Compared to First Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(1)%	—%	(4)%	3%
Additives & Functional Products	1%	(1)%	(2)%	4%
Chemical Intermediates	(9)%	(3)%	(7)%	1%
Fibers	(22)%	(19)%	(3)%	—%
Total Eastman Chemical Company	(5)%	(4)%	(4)%	3%

	First Quarter 2026 Compared to Fourth Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	9%	10%	(2)%	1%
Additives & Functional Products	12%	11%	—%	1%
Chemical Intermediates	18%	17%	1%	—%
Fibers	(4)%	(2)%	(2)%	—%
Total Eastman Chemical Company	10%	10%	(1)%	1%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2026	2025
Sales by Customer Location
United States and Canada	$979	$1,020
Europe, Middle East, and Africa	574	610
Asia Pacific	500	539
Latin America	124	121
Total Eastman Chemical Company	$2,177	$2,290

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2026	2025
Advanced Materials
Earnings before interest and taxes	$60	$116
Cost of sales impact from restructuring activities (2)	3	—
Asset impairments, restructuring, and other charges, net (2)	6	—
Excluding non-core items	69	116
Additives & Functional Products
Earnings before interest and taxes	142	137
Asset impairments, restructuring, and other charges, net	—	4
Excluding non-core items	142	141
Chemical Intermediates
Earnings (loss) before interest and taxes	(18)	19
Fibers
Earnings before interest and taxes	45	88
Other
Loss before interest and taxes	(41)	(58)
Asset impairments, restructuring, and other charges net (3)	3	5
Excluding non-core items	(38)	(53)

Total Eastman Chemical Company
Earnings before interest and taxes	188	302
Cost of sales impact from restructuring activities	3	—
Asset impairments, restructuring, and other charges, net	9	9
Total earnings before interest and taxes excluding non-core items	$200	$311

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$188	$302
Cost of sales impact from restructuring activities	3	—
Asset impairments, restructuring, and other charges, net	9	9
Total earnings before interest and taxes excluding non-core items	$200	$311

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2025 for description of first quarter 2025 non-core items.
(2)First three months 2026 included inventory adjustment charges of $3 million, severance charges of $3 million, and restructuring charges of $3 million related to the closure of a production line at a German performance films facility in the AM segment.
(3)First three months 2026 included severance charges of $3 million related to corporate cost reduction initiatives reported in "Other."

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Fourth Quarter
(Dollars in millions, unaudited)	2025
Advanced Materials
Earnings before interest and taxes	$41
Asset impairments, restructuring, and other charges, net	18
Excluding non-core items	59
Additives & Functional Products
Earnings before interest and taxes	94
Chemical Intermediates
Loss before interest and taxes	(50)
Asset impairments, restructuring, and other charges, net	9
Environmental and other costs	13
Excluding non-core items	(28)
Fibers
Earnings before interest and taxes	47
Asset impairments, restructuring, and other charges, net	2
Excluding non-core items	49
Other
Loss before interest and taxes	(68)
Asset impairments, restructuring, and other charges net	25
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)
Environmental and other costs	9
Excluding non-core items	(40)

Total Eastman Chemical Company
Earnings before interest and taxes	64
Asset impairments, restructuring, and other charges, net	54
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)
Environmental and other costs	22
Total earnings before interest and taxes excluding non-core items	$134

(1)For the description of fourth quarter 2025 non-core items, see Table 3A of the Quarterly Report on Form 8-K for fourth quarter 2025.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins (1)(2)

	First Quarter
	2026		2025
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$69	9.7%	$116	16.1%
Additives & Functional Products	142	19.2%	141	19.2%
Chemical Intermediates	(18)	(3.6)%	19	3.5%
Fibers	45	20.0%	88	30.6%
Total segment EBIT excluding non-core items	238	10.9%	364	15.9%
Other	(38)		(53)
Total EBIT excluding non-core items	$200	9.2%	$311	13.6%

	Fourth Quarter
	2025
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$59	9.0%
Additives & Functional Products	94	14.2%
Chemical Intermediates	(28)	(6.7)%
Fibers	49	20.9%
Total segment EBIT excluding non-core items	174	8.8%
Other	(40)
Total EBIT excluding non-core items	$134	6.8%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$188	$136	$29	21%	$107	$0.93
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	3	3	1		2	0.02
Asset impairments, restructuring, and other charges, net	9	9	3		6	0.05
Income tax related item (2)	—	—	(5)		5	0.04
Interim adjustment to tax provision (3)	—	—	(5)		5	0.05
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$200	$148	$23	15%	$125	$1.09

	First Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$302	$253	$70	28%	$182	$1.57
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	9	9	1		8	0.06
Interim adjustment to tax provision (3)	—	—	(32)		32	0.28
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$311	$262	$39	16%	$222	$1.91

(1)See Table 3A for description of first quarter 2026 and 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)First quarter 2026 includes expense related to a prior tax law change.
(3)The adjusted provision for income taxes for first quarter 2026 and 2025 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP) (1)	$64	$12	$(71)	> (100%)	$83	$0.72
Non-Core or Unusual Items: (2)
Asset impairments, restructuring, and other charges, net	54	54	10		44	0.38
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)	(6)	(3)		(3)	(0.03)
Environmental and other costs	22	22	6		16	0.15
Income tax related items (3)	—	—	(11)		11	0.08
Interim adjustment to tax provision (1)(4)	—	—	64		(64)	(0.55)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$134	$82	$(5)	(5)%	$87	$0.75

(1)Fourth quarter 2025 provision for income tax and interim adjustment to tax provision have been revised by offsetting amounts as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.
(2)See Table 3A for description of fourth quarter 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(3)Fourth quarter 2025 includes benefits related to prior tax law changes and a charge related to a valuation allowance driven by macroeconomic uncertainties related to certain deferred tax assets in the U.S.
(4)Fourth quarter 2025 is a reconciliation of the adjustments made to interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
(Unaudited)	2026	2025
Effective tax rate	21%	28%
Discrete tax items (2)	(1)%	(2)%
Tax impact of current year non-core and unusual items (3)	(1)%	1%
Changes in tax contingencies and valuation allowances	1%	(2)%
Forecasted full year impact of expected tax events (4)	(5)%	(9)%
Forecasted full year adjusted effective tax rate	15%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 14.5 percent and 15.5 percent in first three months 2026 and 2025, respectively.
(2)"Discrete tax items" are items that are excluded from the Company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first three months 2026 and 2025 are related to share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(4)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	First Three Months
(Dollars in millions, unaudited)	2026	2025
Operating activities
Net earnings	$107	$183
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	131	126
Benefit from deferred income taxes	(5)	(3)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(222)	(92)
(Increase) decrease in inventories	(119)	(120)
Increase (decrease) in trade payables	67	(72)
Pension and other postretirement contributions (in excess of) less than expenses	(26)	(14)
Variable compensation payments (in excess of) less than expenses	(49)	(109)
Other items, net	(21)	(66)
Net cash used in operating activities	(137)	(167)
Investing activities
Additions to properties and equipment	(103)	(147)
Government incentives	3	11
Other items, net	(4)	5
Net cash used in investing activities	(104)	(131)
Financing activities
Net increase in commercial paper and other borrowings	—	285
Proceeds from borrowings	594	246
Repayment of borrowings	(150)	(550)
Dividends paid to stockholders	(96)	(96)
Other items, net	(7)	(9)
Net cash provided by (used in) financing activities	341	(124)
Effect of exchange rate changes on cash and cash equivalents	(1)	3
Net change in cash and cash equivalents	99	(419)
Cash and cash equivalents at beginning of period	566	837
Cash and cash equivalents at end of period	$665	$418

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2026	2025
Total borrowings	$5,220	$4,787
Less: Cash and cash equivalents	665	566
Net debt (1)	$4,555	$4,221
(1)Includes non-cash decrease of $12 million in 2026 and a non-cash increase of $68 million in 2025 resulting from foreign currency exchange rates.